Exhibit 10.17

EQUITY COMMONWEALTH

Schedule of Annual Independent Trustee Fees and Other Compensation

The independent trustees of Equity Commonwealth are entitled to the following annual compensation effective June 13, 2023:

Annual Retainer - Cash	$70,000
Annual Retainer - Equity Awards	Each independent trustee will receive, at the trustee's option, restricted common shares of EQC or time-based LTIP units in EQC Operating Trust, with a value of $120,000 on an annual basis, which shares or units will vest on the one-year anniversary of the grant date.
Lead Trustee Annual Retainer	$45,000
Audit Committee Chair Annual Retainer	$25,000
Compensation Committee Chair Annual Retainer	$16,250
Nominating and Corporate Governance Committee Chair Annual Retainer	$15,000
Audit Committee Member	$12,500
Compensation Committee Member	$7,500
Governance Committee Member	$7,500
Reimbursements	Each independent trustee will be entitled to reimbursement for travel expenses related to a Board or Committee meeting.